Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8 No. 333-182460) of EQM Midstream Partners, LP pertaining to the Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan, and

•
Registration Statement (Form S-3 No. 333-234521) of EQM Midstream Partners, LP pertaining to the registration of Common Units Representing Limited Partner Interests, Preferred Units Representing Limited Partner Interests and Debt Securities;

of our report dated February 27, 2020, with respect to the financial statements of Mountain Valley Pipeline, LLC - Series A included in the Annual Report (Form 10-K) of EQM Midstream Partners, LP for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 27, 2020